Exhibit 99.1

DRAFT

The Bancorp, Inc. Announces $45.2 million Repayment of TARP Funds

Wilmington, Delaware – March 10, 2010 - The Bancorp, Inc. ("Bancorp") (NASDAQ: TBBK), a bank holding company, today announced that on March 10, 2010, Bancorp repurchased all of the outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued to the United States Treasury Department under its Capital Purchase Program (“TARP”).  As a result of the $45.2 million repayment, $3.7 million of annualized dividends and accretion which previously reduced earnings per share will be eliminated. Those charges equate to approximately $5.6 million of additional earnings potential available to common shareholders on a pre-tax basis.  As a result of the repayment, a one-time, non-cash, charge of $5.6 million, comprised of the remaining accretion, will be recognized in the first quarter of 2010.  After repaying the TARP funds, Bancorp’s leverage capital ratio as of December 31, 2009 continued to exceed 10%, compared to a well capitalized requirement of 5%.

About Bancorp
The Bancorp, Inc. is a bank holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity programs nationwide.  The Bancorp Bank’s regional community bank division serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact
Andres Viroslav
215-861-7990
andres.viroslav@thebancorp.com